SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☒	Definitive Information Statement

HQ Sustainable Maritime Industries, Inc.
(Name of Registrant As Specified In Charter)

Not Applicable
(Name of Person(s) Filing the Information Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

Common Stock, $.001 par value

	2)	Aggregate number of securities to which transaction applies:

131,387.420 shares of Common Stock

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	4)	Proposed maximum aggregate value of transaction:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101

Tel.: 206-621-9888 Fax.: 206 621 0318

INFORMATION STATEMENT

PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934,

AS AMENDED, AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This notice and information statement (the “Information Statement”) will be mailed on or about December 8, 2006 to the stockholders of record, as of December 1, 2006, of HQ Sustainable Maritime Industries, Inc., a Delaware corporation (the “Company”) pursuant to Section 14(c) of the Exchange Act of 1934, as amended. This Information Statement is circulated to advise the stockholders of action already approved by written consent of the stockholders who collectively hold a majority of the voting power of our capital stock. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposal, approved and ratified by the holders of a majority of the voting power of our capital stock will not be effective until 20 days after the date this Information Statement is mailed to the stockholders. Therefore, this Information Statement is being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The actions approved and ratified by the holders of a majority of the voting power of our capital stock to be effective twenty days after the mailing of this Information Statement are as follows:

1.	We effected a reverse stock split at a ratio of 1-for-20 of our issued and outstanding common stock and retained the current number of authorized common stock and preferred stock reflected in our Certificate of Incorporation.

Attached hereto for your review is an Information Statement relating to the above-described actions.

Please read this notice carefully. It describes the essential terms of the amendment to the Certificate of Incorporation reflecting the Company’s reverse stock split and contains certain information concerning such amendment to the Certificate of Incorporation. Additional information about the Company is contained on periodic and current reports filed with the United States Securities and Exchange Commission (the “Commission”). These reports, their accompanying exhibits, and other documents filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such material may also be obtained from the Commission at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors

Seattle, Washington December 5, 2006	/s/ Norbert Sporns
NORBERT SPORNS CHIEF EXECUTIVE OFFICER

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington. 98101

Tel. 206-621-9888 Fax.: ###-##-####

INFORMATION STATEMENT

PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the following action was taken pursuant to a Written Consent of the Majority Stockholders of the Company:

1.	We effected a reverse stock split at a ratio of 1-for-20 of our issued and outstanding common stock and retained the current number of authorized common stock and preferred stock reflected in our Certificate of Incorporation.

The Board of Directors has fixed the close of business on December 1, 2006, as the record date for determining the stockholders entitled to Notice of the foregoing.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Stockholders of record at the close of business on December 1, 2006, the record date, are entitled to notice of the action to be effective on or about December 28, 2006 (twenty days following the mailing of this Information Statement). Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. Each share of our Series A preferred stock is entitles its holder to vote with the shares of common stock such that each share of preferred stock has voting power equal to one thousand shares of common stock. The stockholders holding greater than a majority of the voting rights of all outstanding shares of capital stock as of the record date have voted in favor of the foregoing action by written resolution. As the holders of greater than a majority of the voting rights of all outstanding shares of capital stock as of the record date have sufficient voting power to approve such proposal through their ownership of the capital stock, no other consents are being solicited in connection with this Information Statement.

The elimination of the need for a meeting of stockholders to approve this action is made possible by Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting of our stockholders, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting shares of capital stock. This Information Statement is circulated to advise the stockholders of the actions already approved by written consent of the stockholders who collectively hold a majority of the voting power of our capital stock.

CURRENT INFORMATION REGARDING THE COMPANY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. Unless the context requires otherwise, “we,” “us,” “our,” “our company” and “the company” and similar terms refer to HQ SUSTAINABLE MARITIME INDUSTRIES, INC. , together with its subsidiaries, while the term “HQ Sustainable” refers to HQ SUSTAINABLE MARITIME INDUSTRIES, INC. in its corporate capacity.

About Our Company

We are an integrated aquatic product producer and processor in China, or the PRC, of toxin free tilapia, other aquatic products and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production and processing operations. Our facilities are certified according to Hazard Analysis Critical Control Points, or HACCP, standards that are used by the United States Food and Drug Administration, or the FDA, to help ensure food safety and control sanitary hazards. In addition, our facilities have been assigned a European Union, or EU, code required for exporting aquatic products to the EU. We are also in the process of being certified in accordance with the standards of the Aquaculture Certification Counsel, Inc., or ACC, which is a U.S.-based non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea, which is situated within the most desirable latitude for raising tilapia. Hainan Province in southern China is designated by the Chinese government as a green province, where environmentally friendly agri-food related industry is encouraged. We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our supply cooperatives, under our guidance, use feed formulated to optimize natural toxin free growth, thus raising toxin free tilapia. Our tilapia products have achieved such a high level of purity that we have successfully begun marketing these products as toxin free and natural.

In August 2004, the company acquired Hainan Jiahua Marine BioProducts Co. Ltd. which develops, produces and sells marine bio and healthcare products in China. The principal products of Jiahua Marine are shark cartilage capsules and shark liver oil products which are distributed exclusively in China. The products undergo substantial independent laboratory testing in China administered by the Ministry of Health in China and have resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits.

Our financial operations consist of two segments, the aquaculture product segment and the health and bio product segment. Since the acquisition of Jiahua Marine, which represents the health and bio product segment, those product sales have represented a significant contribution to the net income of the company and currently are higher profit margin products. For the year ended December 31, 2005, the aquaculture product segment and the health and bio product segment had sales to external customers of $17,780,268 and $9,772,762, respectively, and net income of $1,003,857 and $4,116,398, respectively. For the nine months ended September 30, 2006, the aquaculture product segment and the health and bio product segment had sales to external customers of $16,731,652 and $10,256,765, respectively, and net income of $1,236,559 and $4,719,097, respectively. The company expects the sales and contribution to net income to continue during the next year in a similar ratio. However, as the marketing efforts increase in connection with the aquaculture product segment and the investment in plant and equipment for additional processing capacity is completed next year, we expect that the aquaculture product segment will begin to contribute a greater portion of income and a higher profit margin in 2008, with the result that this segment will contribute the greater percentage of net income in the long term.

We have also commenced branding and marketing our high quality, differentiated tilapia products under the name TILOVEYA™ from our new United States headquarters based in Seattle, Washington.

We are incorporated in Delaware. Our telephone number at our United States headquarters is (206) 621-9888.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•	Strategic Location in Hainan Province, China. Our processing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply and pristine environment, and a readily available source of labor for our processing plant. Additionally, our processing facilities are conveniently located to the farmers from which we obtain our supplies of tilapia and shrimp and the farms proposed to be used in our expansion of cooperative suppliers.

•	Quality Products. We produce toxin free tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia are raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced to maintain pond health naturally. We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise toxin free tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of Hainan have provided us with the optimal conditions for toxin free aquaculture production.

•	Unique Health Products. We produce health products that we believe meet the highest quality standards, which we currently market in China through direct marketing and through retail channels. These products are certified to China national health product standards. Our marine bio and nutraceutical products processing plant also produces tilapia feed additives.

•	Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•	International and Domestic Sales and Marketing Efforts. The recent establishment of our Seattle office will advance our new branding and marketing initiative around our TILOVEYA™ brand of our toxin free tilapia products. Sales from this office complement our China based sales efforts and other international sales initiatives.

•	Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards, and we are in the process of being certified in accordance with the ACC standards and positioning ourselves for completely organic production of our tilapia products. We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and bio and healthcare products, which we believe has been recognized through the certifications our plants possess.

•	An Established Track Record and Brand Name in the Industry. We have succeeded in developing an established track record and brand name in the industry and have received numerous awards and certifications confirming the success of the company in distinguishing itself from its competition.

•	Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China as compared to U.S. based companies of similar products.

Our Growth Strategies

Our objective is to continue building a distinctive array of seafood and marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

•	We plan to build a new large scale organic feed mill and a processing plant to increase our profit margin and to guarantee our product quality and further vertically integrate our operations.

•	We intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms;

•	We plan to expand direct and retail sales of our health products in China and internationally, and to add other products we currently have in the development pipeline;

•	We plan to expand our cooperative farming arrangements to increase the availability of tilapia to meet anticipated growth in demand;

•	We plan to continue to expand our production and processing facilities in China to satisfy the anticipated growing demand for our products;

•	The new sales office in Seattle allows us to increase awareness of the importance of our toxin free product focus and to benefit from more direct sales. The new Seattle office also allows us to expand our distribution options in North America and Europe. We will also be able to broaden the variety of products to cater to the demands of our customers; and

•	We plan to expand our branding in North America and Europe and to introduce our products to major retail and food service chains. Our marketing and branding is headed by Trond Ringstad, a pioneer in marketing tilapia in the United States. Our new branding focuses on the TILOVEYA™ brand and our toxin-free approach.

Market Opportunities

We have identified significant market and industry opportunities for the growth of our business. We believe that we are well positioned to take advantage of these opportunities.

Aquaculture, which is the farming of aquatic animals and plants, has been the world’s fastest growing segment in the food of production system for the past two decades. The contribution of aquaculture to the world aquatic production in 2004 was about 45.5 million tonnes of fish (excluding aquatic plants). According to FAO projections (FAO, 2002), it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach 80 million tonnes of fish by 2050. The FAO also reports that most of the new demand for fish will have to be met by aquaculture, which could account for approximately 39.0% of all fish production by 2015.

In addition, as the availability of sites for aquaculture is becoming increasingly limited and the ability to exploit non-agricultural land is restricted, the aquaculture production systems are being increasingly intensified. As intensification proceeds, the demand for institutional support, services and skilled persons is increasing; the demand for more knowledge-based aquaculture is increasing and education and training in aquaculture has become and is becoming more important worldwide. (See FAO State of world aquaculture: 2006 advance copy ftp://ftp.fao.org/FI/DOCUMENT/t500_advanced/advanced_t500e.pdf, at Chapter 8 “Trends and Issues” pages 113 and 114).

China remains the largest producer of aquaculture products throughout the world with reported fisheries producing approximately 44.3 million tonnes in 2002. Within the global aquaculture industry, China accounted for 71.0% of the world’s supply of fish for direct human consumption and 29.9% of the total production by weight in 2002.

In 2005, tilapia production was second in volume to carps, and it is projected that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales. (Fitzsimmons, Kevin, Phd. See http://ag.arizona.edu/azaqua/ista/markets.htm Peru presentation. United States Department of Agriculture import figures 2006). According to the American Tilapia Association, world production of tilapia products reached approximately 1.5 million metric tonnes in 2002, of which China produced the dominant share of 47.0%.

Over-the-counter nutraceutical and health product sales in China are currently in excess of $6 billion and represent 3% of total world consumption. We believe that shifts in consumer preferences toward stronger branded products meeting international standards, and away from local traditional remedies, are currently being experienced in China.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information known to us about the beneficial ownership of our common stock as of December 5, 2006 (after giving effect to a 1 for 20 reverse stock split) for: (1) each person, entity or group that is known by us to beneficially own five percent or more of our common stock; (2) each of our directors (and former directors, as applicable); (3) each of our named executive officers (and former officers, as applicable) as defined in Item 402(a)(2) of Regulation S-B; and (4) our directors and executive officers as a group. To the best of our knowledge, each shareholder identified below has voting and investment power with respect to all shares of common stock shown, unless community property laws or footnotes to this table are applicable.

The number of shares beneficially owned and the percent of shares outstanding are based on 6,569,371 shares outstanding as of December 5, 2006 (after giving effect to a 1 for 20 reverse stock split). Except as otherwise noted below, the address of each of the shareholders in the table is c/o HQ Sustainable Maritime Industries, Inc., Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101.

Name of Beneficial Owner (1)	Number of Owned	Percentage of Class Owned(1)	Total Votes Percentage(2)
The Tail Wind Fund Ltd (3)	650,368	9.9%	*
Red Coral Group Limited(4)	1,984,142	30.20%	1.86%
Sino-Sult Canada (S.S.C.) Limited (5)	1,431,529	21.75%	95.17%
Lillian Wang Li (6)	3,440,671	52.10%	97.03%
Norbert Sporns (7)	3,440,671	52.10%	97.03%
Harry Wang Hua (8)	3,440,671	52.10%	97.03%
Jean-Pierre Dallaire	8,333	*	*
Trond Ringstad	—	*	*
Jacques Vallée	2,533	*	*
Fred Bild	7,503	*	*
Daniel Too	6,610	*	*
All directors and executive officers as a group (8 persons) (9)	3,515,650	52.83%	97.06%

*	less than 1%

(1)	Based on (i) 6,569,371 shares of our common stock issued at December 5, 2006; and (ii) 100,000 shares of our Series A preferred stock, each of which shares is convertible at the option of the holder into two shares of common stock, in each case outstanding as of December 5, 2006. Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicted by the following footnotes, the named individuals have sole voting and investment power with respect to the shares of stock beneficially owned.

(2)	Each shares of common stock has one vote and each share of Class A preferred stock has 1,000 votes on all matters presented to be voted by the holders of common stock.

(3)	Subject to the limitation set forth below, Tail Wind Fund Ltd.’s ownership consists of (i) 19,030 shares of our common stock; (ii) 74,246 shares of our common stock issuable upon conversion of the convertible promissory notes issued in the January private placement; (iii) 116,667 shares of our common stock issuable upon exercise of the warrants issued in the January private placement; (iv) 850,000 shares of our common stock issuable upon conversion of the convertible promissory notes issued in the November private placement; and (iii) 170,000 shares of our common stock issuable upon exercise of the warrants issued in the November private placement. According to the Schedule 13G filed by Tail Wind Fund Ltd. on November 16, 2006, Tail Wind Fund Ltd. disclaims beneficial ownership of any and all shares of our common stock that would cause its beneficial ownership to exceed 9.9% of the total issued and outstanding shares of our common stock. Accordingly, Tail Wind Fund Ltd., based on the 6,569,371 shares of our common stock outstanding on December 5, 2006, beneficially owns 650,368 shares of our common stock and disclaims beneficial ownership of 579,575 shares of our common stock. The address of Tail Wind Fund, Ltd. is c/o Tail Wind Advisory and Management Ltd., 77 Long Acre, London WC2E 9LB, England.

(4)	Owner of record of the shares beneficially owned by Messrs. Sporns (24%), Wang (51%) and Ms. Wang (25%), through their ownership of the issued capital of Red Coral Group Limited in the same percentages and sharing the voting and investment power over the shares held thereby of record. The address of Red Coral Group Limited is TrustNet Chambers Road, Town Tortola, British Virgin Islands.

(5)	Owner of record of shares of our common stock and an aggregate of 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock, all of which are beneficially owned by Messrs. Sporns (24%), Wang (51%) and Ms. Wang (25%), through their ownership of the issued capital of Sino-Sult Canada (S.S.C.) Limited in the same percentages and sharing the voting and investment power over the shares held thereby of record. The address of Sino- Sult Canada (S.S.C.) Limited is 2500 Pierre Dupuy, Suite 512 Montreal Quebec, Canada H3C 4L1.

(6)	Beneficially owns the shares indicated. Includes 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock. Ms. Wang owns 25% of the issued capital of each of Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited, and shares voting and investment power over the shares held by each of these entities with Messrs. Sporns and Wang. Ms. Wang disclaims beneficial ownership of the shares held by Sino-Sult Canada (S.S.C.) Limited and Red Coral Group Limited, except to the extent of her pecuniary interest therein.

(7)	Beneficially owns the shares indicated. Includes 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock. Mr. Sporns owns 24% of the issued capital of each of Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited, and shares voting and investment power over the shares held each of these entities with Mr. Wang and Ms. Wang. Mr. Sporns disclaims beneficial ownership of the shares held by Sino-Sult Canada (S.S.C.) Limited and Red Coral Group Limited, except to the extent of his pecuniary interest therein.

(8)	Beneficially owns the shares indicated. Includes 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock. Mr. Wang owns 51% of the issued capital of each of Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited, and shares voting and investment power over the shares held each of these entities with Mr. Sporns and Ms. Wang. Mr. Wang disclaims beneficial ownership of the shares held by Sino-Sult Canada (S.S.C.) Limited and Red Coral Group Limited, except to the extent of his pecuniary interest therein.

(9)	For purpose of calculating the beneficial ownership of all directors and executive officers as a group, the number of shares held by Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited and beneficially held by Ms. Wang, Mr. Sporns and Mr. Wang is counted once.

APPROVE A REVERSE STOCK SPLIT AT A RATIO OF AT LEAST 1-FOR-10, AND UP TO 1-FOR-20, SUBJECT TO THE DEFINITIVE BOARD ACTION APPROVING THE EXACT RATIO TO BE TAKEN WITHIN THE NEXT 90 DAYS

Background

On September 14, 2006, our board of directors unanimously adopted, and shareholders holding a majority of the capital stock approved, a resolution to effect a reverse stock split at a ratio of 1-for-20, subject to the definitive board action approving the exact ratio to be taken within the next 90 days, in which of all the issued and outstanding shares of our common stock, referred to as “old common stock,” will be combined and reconstituted as a smaller number of shares of common stock, referred to as “new common stock,” in a ratio of 1-for-20, of old common stock for each share of new common stock. We will round up any fractional share of new common stock issuable in connection with the reverse stock split. Our certificate of incorporation will retain our authorized shares of common stock at 200,000,000 shares, and there will be no change in the par value of the common stock. The reverse stock split is anticipated to be effective on or about December 28, 2006.

By approving the proposed amendment to our Certificate of Incorporation, the stockholders have authorized the Board of Directors to implement the reverse stock split. Our Board of Directors may decide to forgo or to postpone implementation of the reverse stock split, if it determines that doing so is advisable.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock that is not evenly divisible by twenty (20) will have the number of new shares to which they are entitled rounded to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares. Any stockholder who owns 99 or fewer common shares as result of the reverse stock split will have the number of new shares to which they are entitled rounded up to 100 shares.

Purpose of the Reverse Stock Split

The immediate effect of the reverse stock split will be to reduce the number of outstanding shares of old common stock in order to increase the market value of each share of the new common stock. Immediately following a reverse stock split, the per-share price of a company’s common stock generally increases proportionately with the reverse stock split ratio. Theoretically, decreasing the number of shares of old common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor interested in acquiring them, or the Company’s reputation in the financial community. In practice, however, many investors and market makers consider low priced stock as unduly speculative in nature, and, as a matter of policy, avoid investment and trading in such stocks. For instance, institutional investors often have policies limiting their trading in securities to securities that are listed on a national exchange or quoted on a national market and which meet certain price per share criteria. Furthermore, stocks which do not sustain a trading price of at least $5.00 per share are subject to “penny stock” regulations, which means that brokers and dealers effecting transactions in our common stock must obtain the written consent of a customer, obtain information about the customer, and provide certain disclosures to the customer prior to purchasing our common stock for the account of that customer. The presence of the foregoing limiting factors may adversely affect not only the pricing of the Company’s old common stock but also its trading liquidity and the Company’s access to the capital markets.

The Company hopes that the decrease in the number of shares of its outstanding common stock resulting from the reverse stock split, and the anticipated increase in the per share trading price, will encourage greater interest in its common stock among members of the financial community and the investing public and possibly create a more liquid market for the Company’s stockholders. However, there is a possibility that stockholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse stock split is effected, particularly if the price per share of the Company’s common stock begins a declining trend after the reverse stock split is effected.

The Company cannot be certain that the reverse stock split will achieve any of the desired results, or that the price per share of its common stock immediately following the reverse split will increase, or that the increase, if any, will be sustained for any period of time. In the longer term, depending upon surrounding company, market and industry factors, a reverse stock split can have no effect, a positive effect, or a negative effect on the value of the post-reverse split stock of the Company.

The Company is not aware of any present efforts by anyone to accumulate its common stock, and the proposed reverse stock split is not intended to be an anti-takeover device.

One of the primary reasons our Board of Directors approved the reverse stock split of our common stock is to enable the new common stock to qualify for listing on the American Stock Exchange (the “AMEX”). The rationale of our Board of Directors supporting this belief is that, if our common stock is listed on AMEX, we will not be subject to compliance with certain state securities laws, which should allow the Company to better contain its legal costs. The Company intends to file a listing application with AMEX.

The primary purpose of the reverse stock split would be to increase the market price for our common stock above the $3.00 per share minimum bid requirement for initial listing on the AMEX. The AMEX has other listing requirements in addition to a minimum bid price requirement. There are four listing standards which delineate minimum listing criteria, apart from minimum price, including listing criteria related to pre-tax income, market capitalization, market value of public float, operating history, stockholders’ equity and public stockholders and public float. The Company expects to comply with one or more of the standards once the reverse stock split is completed.

Effectiveness of the Reverse Stock Split

The reverse split of the old common stock is expected to become effective on or about December 28, 2006 (twenty days following the mailing of this Information Statement) (the “Effective Date”). Upon the Effective Date, the Company will notify the National Association of Securities Dealers, requesting that the split be made effective on the Effective Date. The reverse split will take place on the Effective Date without any action on the part of the holders of the old common stock and without regard to current certificates representing shares of old common stock being physically surrendered for certificates representing the number of shares of old common stock each stockholder is entitled to receive as a result of the reverse split. New certificates of new common stock will not be issued at this time.

Certificates and Fractional Shares; Round lots

As soon as practicable after the effective date of the reverse stock split, we will request that all stockholders return their stock certificates representing shares of old common stock outstanding on the effective date in exchange for certificates representing the number of whole shares of new common stock into which the shares of old common stock have been converted as a result of the reverse stock split. Each stockholder will receive a letter of transmittal from our transfer agent containing instructions on how to exchange certificates. Stockholders should not destroy any stock certificate and should not submit their old certificates to the transfer agent until they receive these instructions. In order to receive new certificates, stockholders must surrender their old certificates in accordance with the transfer agent’s instructions, together with the properly executed and completed letter of transmittal. Stockholders whose shares are held by their stockbroker do not need to submit old certificates for exchange. These shares will automatically reflect the new quantity of shares based on an exchange ratio of 1-for-20.

Beginning on the effective date of the reverse stock split, each old certificate, until exchanged as described above, will be deemed for all purposes to evidence ownership of the number of whole shares of new common stock into which the shares evidenced by the old certificates have been converted.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of our shares of common stock that is not evenly divisible by twenty (20) will have the number of new shares to which they are entitled rounded to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares.

Any stockholder who owns 99 or fewer common shares as a result of the reverse stock split will have the number of new shares to which they are entitled rounded up to 100 shares.

Impact of the Reverse Stock Split

The principal effect of the reverse stock split will be to decrease the number of shares of common stock outstanding from approximately 131,387,420 shares to approximately 6,569,371 shares (not giving effect to rounding up to 100 shares where appropriate). In addition, with respect to employees, directors and other parties eligible for option grants under the Company’s 2004 Stock Incentive Plan or the holders of warrants to acquire our common stock, the reverse stock split will result in a proportionate decrease in the number of shares authorized for issuance under the Company’s 2004 Stock Incentive Plan and the number of shares of common stock issuable upon exercise of outstanding options and warrants, and a proportionate increase in the exercise prices of outstanding options and warrants.

Our post-stock split capitalization shall be approximately (not giving effect to rounding up to 100 shares where appropriate) as follows:

Issued and Outstanding	Authorized	Reserved for issuance pursuant to convertible securities	Authorized but unreserved following the reverse stock split
6,569,371	200,000,000	2,953,683	190,476,946

Effective November 8, 2006, the Company closed on a financing transaction with a group of private investors (“Investors”) of $5,000,000, taking into consideration the effect of the reverse stock split in the terms and conditions of the financing. The financing consisted of two components: (a) promissory notes of the Company (“Note” or “Notes”), in the principal aggregate amount of $5,000,000 and (b) warrants (“Warrants”) registered in the name of each Investor to purchase an aggregate of up to 4,000,000 shares of Common Stock. The Notes are convertible into shares of the Company’s Common Stock $0.001 par value (the “Common Stock”) at a per share conversion price at the rate of $0.25 per share of Common Stock, such conversion price (“Conversion price”) to be adjusted after the reverse stock split. The Warrants expire on the fifth (5th) anniversary of the effective date of the reverse stock split effectuated to be effective by the Company after the Closing Date. The exercise price to acquire a share of Common Stock is equal to the Conversion Price under the Notes, currently at the rate of $0.25 per share of Common Stock, to be adjusted after the reverse stock split.

The reduction in the number of outstanding shares is expected to increase the trading price of our common stock, although we cannot assure you that such price will increase in proportion to the reverse stock split ratio of 1-for-20, if at all. The trading price of our common stock depends on many factors, including many that are beyond our control. The higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of our common stock. On the other hand, to the extent that any negative investor sentiment regarding our common stock is not based on our underlying business fundamentals, the reverse stock split might not overcome that sentiment sufficiently to increase our stock price to a level that consistently exceeds the minimum trading prices required by AMEX.

The liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own “odd lots,” which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

The shares of new common stock will be fully paid and non-assessable. The amendment to our Certificate of Incorporation relating to the reverse stock split will not change the terms of our common stock. The shares of the new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized and held by our stockholders. No stockholder’s percentage ownership of common stock will be altered except to the extent that any holder of common stock who would otherwise be entitled to a fractional share of new common stock as a result of the reverse stock split receives one share of the common stock when rounding up. Any stockholder who owns 99 or fewer common shares as a result of the reverse stock split will have the number of new shares to which they are entitled rounded up to 100 shares.

The reduction in the number of outstanding shares will affect the presentation of stockholders’ equity in our balance sheet. Because the par value of the shares of our common stock is not changing as a result of the reverse stock split, our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital.

The reverse stock split is not intended as, and will not have the effect of, a “going private” transaction. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

FEDERAL INCOME TAX CONSEQUENCES

The following summary of material federal income tax consequences of the reverse split does not purport to be a complete discussion of all of the possible federal income tax consequences. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively, as well as prospectively. This summary also assumes that the shares of common stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder.

EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF OUR REVERSE STOCK SPLIT.

No gain or loss will be recognized by a stockholder as a result of the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the shares exchanged. The stockholder’s holding period for the shares received in the reverse stock split will include the period during which the stockholder held the shares surrendered as a result of the reverse stock split. The Company’s views regarding the tax consequences of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending on the state in which such stockholder resides.

DISSENTER’S RIGHTS OF APPRAISAL

Delaware General Corporation Law does not provide for dissenter’s rights of appraisal in connection with the amendment to our Certificate of Incorporation.

Additional Information

If you have any questions about the actions described above, you may contact Joseph I. Emas, 1224 Washington Avenue, Miami Beach, Florida 33139. We are subject to the informational requirements of the Exchange Act and in accordance with the requirements thereof, file reports, proxy statements and other information with the Commission. Copies of these reports, proxy statements and other information can be obtained at the SEC’s public reference facilities at 100 F Street, Room 1580, Washington, D.C. 20549. Additionally, these filings may be viewed at the SEC’s website at http://www.sec.gov.

Information Incorporated By Reference

The following documents are incorporated herein by reference and are made hereby a part hereof from the date of filing of such documents:

Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

Quarterly Report on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date of the action taken described herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement. This Information Statement incorporates, by reference, certain documents that are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference herein, are available without charge to any person, including any stockholder, to whom this Information Statement is delivered, upon written or oral request to our Secretary at our address and telephone number set forth herein.

Distribution of Information Statement

The cost of distributing this Information Statement has been borne by us and certain stockholders that consented to the action taken herein. The distribution will be made by mail.

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

Seattle, Washington	/s/ Norbert Sporns
December 5, 2006	NORBERT SPORNS
CHIEF EXECUTIVE OFFICER